EXHIBIT 99.1

CASMED Reports First-Quarter 2018 Financial Results

FORE-SIGHT sales increase 22%; U.S. FORE-SIGHT sales increase 21%

Company raises 2018 U.S. and international FORE-SIGHT sales guidance

Conference Call Begins at 10:00 a.m. Eastern Time Today

BRANFORD, Conn., May 10, 2018 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in medical products for non-invasive patient monitoring of tissue oxygenation, today reported financial results for the three months ended March 31, 2018.

Net sales from continuing operations for the first quarter of 2018 were $5.4 million, up 20% from $4.5 million for the first quarter of 2017.  The Company incurred a net loss applicable to common stockholders of $1.8 million, or $0.07 per share, for the first quarter of 2018, compared with a net loss of $2.2 million, or $0.08 per share, for the first quarter of 2017.

In July 2017, the Company sold its non-invasive blood pressure product line and has reclassified those results to discontinued operations for the three months ended March 31, 2017.

Highlights of the first quarter of 2018, compared with the first quarter of 2017, include the following:

  Total FORE-SIGHT® cerebral oximetry sales increased 22% to $5.3 million.
  U.S. FORE-SIGHT cerebral oximetry sales increased 21% to $4.5 million.
  Total FORE-SIGHT sensor sales increased 18%, and U.S. FORE-SIGHT sensor sales increased 14%.
  Gross profit margin improved to 56.7% from 54.6%.
  A record net 111 FORE-SIGHT cerebral oximeters were shipped worldwide.
  A net 72 monitors were shipped in the U.S., bringing the adjusted installed base of U.S. monitors to 1,345 as of March 31, 2018, up 25% from the prior-year adjusted base of 1,079 units.
  As of March 31, 2018, the Company’s cash balance plus cash available under its line of credit was $6.6 million.
  On May 8, 2018, the Company replaced its debt facilities by executing a $10-million term loan with 18 months of interest-only payments and a $2.0-million revolving line of credit, adding approximately $2.3 million to the Company’s cash balance on that date.

Management Commentary

“We are reporting exceptional across-the-board financial and operating results for the quarter,” said Thomas M. Patton, President and Chief Executive Officer of CASMED. “Among the highlights, total FORE-SIGHT sales increased 22% from the prior year and featured a 21% increase in U.S. FORE-SIGHT sales.  A record 111 monitors were shipped during the quarter, of which 72 were placed with U.S. customers.  This follows a record 80 monitors shipped domestically in the fourth quarter of 2017.  We ended the first quarter with a 25% increase in our domestic installed base over the prior year.

“We also significantly decreased our cash consumption during the quarter, through sales growth, margin expansion, expense management, and working capital improvements.  During the quarter, the Company consumed just $360,000, excluding principal payments on our term loan.

“Effective execution of our sales strategy is producing strong results.  Domestic growth over the past several quarters has been driven by broad productivity gains across our upgraded sales organization as our newer sales representatives continue to gain tenure.  Additionally, the hospital systems initiatives are continuing to prove effective in winning new accounts.  Most of our new accounts came from competitive wins in the first quarter, which speaks to the superiority of our FORE-SIGHT technology.  As a result, we shipped more monitors in the U.S. in the last two quarters combined than we did in the preceding four quarters.

“Given our outstanding performance during the first quarter and our outlook for the remainder of the year, we are raising our FORE-SIGHT sales guidance for 2018.  We now expect U.S. FORE-SIGHT sales to increase in the mid-teen percentages over 2017, driven by mid-teen percentage growth in domestic sensor sales.  We are also raising our expectation for international FORE-SIGHT sales growth to high single-digit percentages.  As a result, we are raising our expectations for 2018 total FORE-SIGHT revenues to increase in the mid-teen percentages over 2017,” he added.

First-Quarter Financial Results

Net sales from continuing operations for the first quarter of 2018 increased 20% to $5.4 million, from $4.5 million for the first quarter of 2017.  Total FORE-SIGHT oximetry sales for the first quarter of 2018 increased 22% to $5.3 million, from $4.3 million in the prior-year period. Total FORE-SIGHT disposable sensor sales for the first quarter of 2018 increased 18% to $4.7 million, from $4.0 million for the prior-year period.  U.S. FORE-SIGHT sales for the first quarter of 2018 increased 21% to $4.5 million, from $3.7 million for the first quarter of 2017.  U.S. FORE-SIGHT disposable sensor sales for the first quarter of 2018 increased 14% to $4.0 million, from $3.5 million for the prior-year period.  International FORE-SIGHT sales for the first quarter of 2018 increased 31% to $0.8 million, versus $0.6 million for the first quarter of 2017.

Gross profit margin for the first quarter of 2018 was 56.7%, an improvement from 54.6% for the prior-year period, largely due to higher disposable sensor sales, higher gross margins on monitor sales, and lower manufacturing and service repair costs as a percentage of sales.

The operating loss for the first quarter of 2018 was $1.1 million, an improvement of $0.7 million from an operating loss of $1.9 million for the first quarter of 2017.  Higher sales and lower operating expenses were responsible for the improvement.  Operating expenses for the first quarter of 2018 decreased 3% to $4.2 million, from $4.4 million in the prior-year period.  R&D expenses were unchanged at $0.8 million for the first quarters of 2018 and 2017.  S,G&A expenses for the first quarter of 2018 were $3.4 million, versus $3.6 million for the first quarter of 2017, with the decrease due primarily to the prior year’s bad debt provisions partially offset by higher sales and marketing expenses.

Cash, cash equivalents, and available borrowings under the line-of-credit were $6.6 million as of March 31, 2018.  Following the first quarter, on May 8, 2018, the Company replaced its debt facility by entering into a new agreement with East West Bank for a $10.0 million term loan with 18 months of interest-only payments and a $2.0 million line of credit.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss these results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at http://corporate.casmed.com/.

A telephone replay will be available from 1:00 p.m. Eastern time on May 10, 2018, through 11:59 p.m. Eastern time on May 23, 2018.  Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 4358709
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED’s vision is that “No patient is harmed from undetected tissue hypoxia.”  Our FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain.  Direct monitoring of tissue oxygenation can provide clinicians with a superior and powerful tool to alert them to otherwise unrecognized and dangerous hypoxia, or low levels of oxygen, in the brain and other tissue, thereby empowering them to improve patient care.  For further information regarding CASMED, visit the Company's website at www.FORE-SIGHT.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2017, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," “guidance,” "may," "objective," "plan," "possible," "potential," "project," "will,” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA Investor Relations
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
jcain@lhai.com

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	March 31,	December 31,
	2018	2017

Cash and cash equivalents	$4,761,708	$5,652,996
Accounts receivable	2,705,204	2,918,950
Inventories	927,253	1,076,261
Other current assets	332,649	353,079
Total current assets	8,726,814	10,001,286

Property and equipment	8,455,441	8,251,236
Less accumulated depreciation	(6,321,261)	(6,080,350)
	2,134,180	2,170,886

Intangible and other assets, net	796,663	802,391
Total assets	$11,657,657	$12,974,563

Accounts payable	$852,368	$691,596
Accrued expenses	1,748,204	1,651,873
Notes payable	57,754	86,079
Current portion of long-term debt, less unamortized debt issuance costs	3,018,713	2,733,831
Liabilities associated with discontinued operations	-	35,000
Total current liabilities	5,677,039	5,198,379

Long-term debt, less current portion, less unamortized debt issuance costs	4,183,415	4,943,195
Other long-term liabilities	320,000	320,000
Total liabilities	10,180,454	10,461,574

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	115,183	114,487
Additional paid-in capital	32,370,572	31,989,207
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(44,844,712)	(43,426,865)
Total stockholders' equity	1,477,203	2,512,989

Total liabilities & stockholders' equity	$11,657,657	$12,974,563

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended
	March 31, 2018	March 31, 2017

Net sales from continuing operations	$5,444,459	$4,543,378

Cost of sales	2,357,721	2,061,260
Gross profit	3,086,738	2,482,118

Operating expenses:
Research and development	801,638	786,577
Selling, general and administrative	3,431,431	3,574,267
Total operating expenses	4,233,069	4,360,844

Operating loss	(1,146,331)	(1,878,726)

Interest expense, net	271,516	259,552
Loss from continuing operations before income taxes	(1,417,847)	(2,138,278)
Income tax benefit	-	(103,172)
Loss from continuing operations	(1,417,847)	(2,035,106)
Discontinued operations:
Income from discontinued operations before income taxes	-	294,778
Income tax expense	-	103,172
Income from discontinued operations	-	191,606
Net loss	(1,417,847)	(1,843,500)
Preferred stock dividend accretion	414,815	387,006
Net loss applicable to common stockholders	$(1,832,662)	$(2,230,506)

Loss per common share from continuing
	$(0.07)	$(0.09)

Income per common share from discontinued operations:
Basic and diluted	$-	$0.01

Per share basic and diluted net loss applicable
to common stockholders:	$(0.07)	$(0.08)

Weighted-average number of common shares outstanding:
Basic and diluted	27,611,787	27,025,999